As filed with the Securities and Exchange Commission on July 3, 2001

                                      Registration No. 001-13818

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                    WSR Energy Resources, Inc.
-----------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Delaware                              061369616
  (State or other jurisdiction of         (I.R.S. Employer
    incorporation or organization        Identification No.)

4701 North Federal Highway, Suite 400, B-9
Lighthouse Point, FL                                   33064
 (Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code:  954-784-5044

                      WSR Energy Resources, Inc.
                   Nonstatutory Stock Option Plan
-----------------------------------------------------------------
                   (Full title of the plan)

                        Peter Nardangeli
                 4701 North Federal Highway, Suite 400, B-9
                       Lighthouse Point, Florida 33064
-----------------------------------------------------------------
                (Name and address of agent for service)

                          954-786-2020
-----------------------------------------------------------------
 (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                           Proposed maximum   Proposed maximum    Aggregate
Title of securities        amount to be       offering price      offering  Registration
to be registered           registered          per share           price     fee (1)
Common Stock (2)             600,000            $.006             $3,600        $.90
        TOTALS               600,000                              $3,600        $.90

(1) The fee with respect to these shares has been calculated pursuant to Rule 457 of Regulation C under the Securities Act of 1933, as amended, and based upon the average of the bid and asked price per share of the Registrant's Common Stock on a date within five (5) days prior to the date of filing of this Registration Statement, as reported on the National Association of Securities Dealers, Inc.'s Electronic Bulletin Board. Additionally, the fee is based on the minimum required filing fee of $100.00.

(2) To be issued, at the sole discretion of the Registrant, as shares underlying options granted to and to be granted, under The WSR Energy Resources, Inc. 2001 Nonstatutory Stock Option Plan.

                         PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS


         The document(s) containing the information concerning the WSR Energy Resources, Inc. 2001 Nonstatutory Stock Option Plan, effective as of June 28, 2001, required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended, and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, these documents are not being filed with the Securities and Exchange Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424.

WSR Energy Resources, Inc., a Delaware corporation, shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, WSR Energy Resources, Inc. shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                  PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The content of WSR Energy Resources, Inc. Annual Report on Form 10-KSB for the year ended June 26, 2000, and Quarterly Report on Form 10-QSB for the quarterly period ended March 26, 2001 are incorporated by reference into this registration statement.

All documents filed by WSR Energy Resources, Inc. with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the termination of the offering shall be deemed to be incorporated by reference into this registration statement and to be a part hereof
from the date of filing of such documents.   Any statement contained
in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

WSR Energy Resources, Inc. will provide without charge to each person to whom a copy of this registration statement is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this registration statement, other than certain exhibits to such documents. Requests for such copies shall be directed to Shareholder Relations, WSR Energy Resources, Inc., 4701 North Federal Highway, Suite 400 B-9, Lighthouse Point, Florida 33064


ITEM 4. DESCRIPTION OF SECURITIES.

         COMMON STOCK.

         The articles of incorporation of WSR Energy Resources, Inc. authorize the issuance of 40,000,000 shares of Common Stock, $.001 par
value.   The common stock will receive such dividends, if any, as may be declared by the board of directors out of funds legally available for such purposes. Under the laws of the state of Delaware, dividends may be paid to stockholders from a corporation's excess of its assets over its liabilities, including capital, as computed in accordance with the provisions of Florida statutes, inclusive, or in case there shall be no such excess, out of its net profits for the fiscal year then current and the preceding fiscal year, but not otherwise.

Holders of the common stock
-   have no conversion rights;
-   have no sinking fund rights;
-   have no redemption provisions;
- are entitled to one vote per share on all matters submitted to a vote of holders of common stock;
-   do not have any cumulative voting rights;
-   do not have any preemption rights.

In the event of a liquidation, dissolution or winding-up of WSR Energy Resources, Inc., the holders of common stock are entitled to share equally and ratably in the assets of WSR Energy Resources, Inc., if any, remaining after the payment of all debts and liabilities of WSR Energy Resources, Inc. and the liquidation preference of any preferred stock that may be then outstanding. The outstanding common stock is, and the shares to be issued in this offering, when and if issued, will be fully paid and non-assessable.

There is no restriction on alienability of the securities to be registered.

There is no provision discriminating against any existing or prospective holder of the securities as a result of any securities holder owning a substantial amount of securities. Additional authorized but unissued common stock may be issued by WSR Energy Resources, Inc. board of directors without the approval of the shareholders.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with the Delaware Code Ann. (Revised 1974), as amended, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses, including attorneys' fees, judgments, fine and amounts paid in settlement actually and reasonably incurred by such person in connection with any suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to criminal actions or proceedings, was not unlawful.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

         Exhibit Number             Description
         --------------             -----------

              4.1                  Spencer's  articles of
                                   incorporation, as amended, define
                                   the rights of holders of the
                                   equity securities being
                                   registered, which were included as
                                   exhibits to Spencer's Restaurants,
                                   Inc. Form SB-2
                                   (File No. 33-88486) (2)

              4.2                  WSR Energy Resources, Inc.
                                   bylaws define the
                                   rights of holders of the equity
                                   securities being registered, which
                                   are included as exhibits to the to
                                   WSR Energy Resources, Inc.
                                   Form SB-2, filed with
                                   the SEC, File No. 33-99486 (3)

              5.1                  Opinion of Counsel, Jody M. Walker,
                                   Attorney At Law (1)

              10.1                 WSR Energy Resources, Inc.
                                   2001 Nonstatutory Stock Option
                                   Plan adopted by WSR
                                   Energy Resources, Inc.
                                   on June 28, 2001 (1)

              23.1                 Consent of Cogen Sklar LLP,
                                   Certified Public Accountants (1)

              23.2                 Consent of Jody M. Walker, Attorney
                                    At Law(4)


(1)      Included in this filing.
(2)      Incorporated by reference to Exhibits to WSR Energy's Form
           SB-2, filed with the SEC, File No. 33-99486.
(3)      Included in Exhibit 5.1.


ITEM 9. UNDERTAKINGS.

         WSR Energy hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3)of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of WSR Energy pursuant to the foregoing provisions, or otherwise, WSR Energy has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by WSR Energy of expenses incurred or paid by a director, officer, or controlling person of WSR Energy in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of WSR Energy in the successful defense of that action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, WSR Energy will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, WSR Energy certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lighthouse Point, State of Florida, on the 3rd day of July, 2001.

                            WSR ENERGY RESOURCES, INC.


                            By: /s/ Peter Nardangeli
                            ----------------------------------------
                            Peter Nardangeli, President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/Matthew P. Dwyer           Principal Executive Officer        July 3, 2001
-------------------                     Director
Matthew P. Dwyer

/s/Peter Nardangeli             Principal Financial Officer
-------------------               Controller/Director            July 3, 2001
Peter Nardangeli

/s/Jeff Daly                            Director                 July 3, 2001
--------------------
Jeff Daly
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